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                                                                    EXHIBIT 99.1


                                                      Phar-Mor, Inc.
                                                      20 Federal Plaza West
[LOGO OF PHAR-MOR, INC.]                              P.O. Box 400
                                                      Youngstown, Ohio 44501-400
                                                      330-740-2020
                                                      330-740-2985 Fax



  PHAR-MOR, INC., AND SHOPKO STORES, INC., TO COMBINE, CREATING NEW RETAILING COMPANY WITH 232 STORES IN 29 STATES IN A TRANSACTION VALUED AT $1 BILLION,
                         INCLUDING ASSUMPTION OF DEBT

            ShopKo Shareholders to Receive Consideration Valued at
                          $17.25 to $18.00 Per Share

SUPERVALU's 46% ShopKo Interest to Be Bought Out Immediately after Completion for $16.86 Per Share of ShopKo Stock


     YOUNGSTOWN, Ohio and GREEN BAY, Wis., Sept. 9 /PRNewswire/ -- Phar-Mor, Inc. (Nasdaq: PMOR) and ShopKo Stores, Inc. (NYSE: SKO) today announced that they have signed an agreement to combine their two companies under a new holding company. The new company, which will be called Cabot Noble, Inc., intends to file for listing on the New York Stock Exchange.

     Upon completion of the transaction, the new company will, based on the recent results of each retailer, have estimated combined annual sales of approximately $3.2 billion and 232 stores in 29 states. Robert Haft, current Chairman and CEO of Phar-Mor, will be Chairman and CEO of Cabot Noble. David Schwartz will remain President of Phar-Mor and Dale Kramer will remain President and CEO of ShopKo.

     The two companies overlap in only one market so the combination will create minimal store redundancy. Phar-Mor and ShopKo will continue to be headquartered in Youngstown, Ohio, and Green Bay, Wisconsin, respectively, and both companies expect to maintain vendor relationships and policies regarding their employees, customers and communities.

     Terms of the Transaction

     The combination will be accomplished through share exchanges with a new holding company, Cabot Noble, Inc. ShopKo and Phar-Mor will continue as separate operating subsidiaries of Cabot Noble.

     Under the terms of the proposed share exchanges:

     Each share of ShopKo common stock will be exchanged for 2.4 shares of Cabot Noble stock, subject to adjustment if the value of the exchange consideration falls outside a range of $17.25 - $18.00 per share (based on the average daily closing sale prices of the Phar-Mor shares over a specified 30-day time period).

     Each share of Phar-Mor common stock will be exchanged for one share of Cabot Noble stock.

     Upon completion of the share exchanges, SUPERVALU INC. (NYSE: SVU), which currently owns 46 percent of ShopKo, will sell the Cabot Noble common stock it receives in the share exchange to Cabot Noble for an aggregate purchase price of approximately $248.4 million, consisting of approximately $208 million in cash and $40.4 million in a short-term note maturing January 31, 1997. This represents a purchase price of $16.86 per share of ShopKo held by SUPERVALU prior to the share exchange.

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     At the September 6, 1996 closing price of $16.25 for ShopKo, the value of the share exchange represents a 6% to 11% premium for the ShopKo shares. Based on the average closing price of ShopKo common stock over the last 30 days, the value of the share exchange represents a 14% to 19% premium for the ShopKo shares. After the repurchase of Cabot Noble shares from SUPERVALU described above, the ShopKo public shareholders will hold approximately 77 percent of the combined company, compared to their current 54 percent ownership of ShopKo.

     The share exchanges and repurchase are expected to be accretive to both ShopKo and Phar-Mor shareholders. Economies of scale in logistics and buying are expected to have an additional accretive impact. The management of both companies believes there is a potential annual savings of approximately $15-$20
million.   The savings are expected to be phased in over the period from six to
24 months after the combination is completed.

     The transaction is valued at approximately $1 billion, including the assumption of debt. It is expected that upon consummation of the proposed share exchange (including the repurchase of shares from SUPERVALU) the new publicly traded company, Cabot Noble, Inc., will have approximately 52.5 million shares outstanding, subject to adjustment based on the exchange ratio, the exercise of other rights to purchase shares, and other factors. The two companies expect to conclude the transaction by December, subject to receipt of necessary approvals.

     Rational For the Transaction

     As a result of this business combination, the new company will have an expanded geographic reach and the opportunity to reduce operating costs through administrative efficiencies and economies of scale in logistics and buying. ShopKo has 130 stores in 15 states, primarily in the Midwest, Pacific Northwest, and Mountain regions. Phar-Mor has 102 stores in 18 states, primarily in Ohio, Pennsylvania, and Virginia. About two-thirds of the two companies' merchandising is in similar merchandise categories, particularly in the area of pharmacy, health and beauty aids, and general merchandise. Based on current sales figures, the companies will have nearly $500 million of combined annual pharmacy sales, an additional $500 million of sales in drug store-related products, and approximately $1 billion in general merchandise sales. The remaining $1 billion in combined new company sales includes revenues from ShopKo's ProVantage, Inc., health care subsidiary and other merchandise areas that the companies do not now share.

     "This friendly merger brings together two companies with complementary strengths and a single merchandising philosophy -- to give consumers value," said Mr. Haft. "Both Phar-Mor and ShopKo are focused retailers with the commitment and management skills necessary to succeed in a demanding retail environment that is undergoing steady consolidation. Operating as separate entities under a single corporate heading, we will be able to achieve a cross-fertilization of creative ideas while leveraging general and administrative expenses.

     "We envision that Phar-Mor, with its strong position in the food and promotional greeting card businesses, will help ShopKo expand in those areas.
At the same time, we believe that Phar-Mor will be able to leverage ShopKo's expertise in systems and computers and that it will be able to add in-store optical, basic clothing assortments, jewelry and home products. We also believe that ShopKo's high-growth ProVantage subsidiary, which specializes in prescription benefit management (PBM), vision benefit management (VBM) and health decision support services (DSS), is a valuable asset with significant earnings and capital formulation opportunities. Based on the opportunity to achieve savings and expand our product lines, both companies determined that this business combination will help provide for a stronger retail format and create opportunities to build shareholder value.

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"I look forward to working with the outstanding merchants at ShopKo, including
President Dale Kramer, Chief Operating Officer Bill Podany, and Chief Financial Officer Jeff Jones. We believe this combination will create a successful retail company that differentiates itself by offering outstanding health services, specialty categories and general merchandise retailing."

     "This business combination clearly provides tremendous benefits for our customers as well as our shareholders," said Dale P. Kramer, ShopKo President and CEO. "As one of the largest discount companies in the nation, we will increase our buying power, gain greater efficiencies, further enhance our respective merchandising strategies, and build off each other's strengths to provide exciting shopping and even greater value to our customers.

     "We at ShopKo are excited about Robert Haft's visionary leadership and expect to benefit from his entrepreneurial expertise and success in a wide range of retail categories as well as his financial acumen. With his commitment to growing the organization, we believe this alliance has extraordinary potential."

     Closing Conditions

     The transaction is subject to a number of customary closing conditions, including but not limited to financing of at least $100 million, regulatory approvals and the approval of Phar-Mor and ShopKo shareholders. SUPERVALU has indicated its intention to vote 46% of the ShopKo shares in favor of the transaction. Robert Haft has agreed to use his reasonable efforts to cause Hamilton Morgan, L.L.C., to vote the approximately 40% of the Phar-Mor shares it beneficially owns in favor of the transaction. Hamilton Morgan is jointly owned by Robert Haft and FoxMeyer Health Corporation. FoxMeyer Health Corporation has not reached a conclusion as to its position on the transaction. There can be no assurance that these conditions will be satisfied or when satisfaction of these conditions occur.

     The ShopKo dividend of $0.11 per share payable on September 15 to the holders of record on September 1 will be paid as announced. Pursuant to the combination agreement with Phar-Mor, ShopKo will not declare any dividends pending completion of the transaction. It is expected that Cabot Noble will not pay cash dividends on its common stock following completion of the transaction.

     ShopKo Stores, Inc., is a leading regional retailer operating 130 stores in 15 states, concentrated in the Upper Midwest, Mountain, and Pacific Northwest states and ProVantage, Inc., which specializes in prescription benefit management (PBM), vision benefit management (VBM), and health decision support services (DSS). ShopKo had sales of $1.97 billion in fiscal 1996 (52 weeks ended February 24, 1996). Its sales for the first quarter of this year (ended June 15,
1996) were $611 million, with first quarter net earnings of $5.8 million, or $0.18 per share.

     Phar-Mor is a retail drug store chain operating 102 stores in 18 states, concentrated in Ohio, Pennsylvania and Virginia. The company reported sales of $1.1 billion for the 52 weeks ended June 29, 1996, with pro forma net income of $3.3 million, or $0.27 per share. For the fourth quarter (ended June 29, 1996) revenues were $264.8 million. The company had a net loss for the quarter of $2.7 million or $0.22 per share.

     This press release contains forward-looking statements regarding projected financial results, including, without limitation, projected sales, accretion to earnings and cost savings. The actual results of ShopKo, Phar-Mor and Cabot Noble may differ materially from those contained in the forward-looking statements. Factors that may cause such differences are identifiable in ShopKo's and Phar-Mor's Current Reports on Form 8-K dated September 7, 1996.

SOURCE  Phar-Mor, Inc.
   -0-                           09/09/96

     /CONTACT: Gary Holmes of Phar-Mor Public Affairs. 212-484-7736; Daniel O'Leary or John Ficarro of Phar-Mor Investor Relations, 330-740-2020; or Larry Clark, ShopKo Investor Relations, 414-496-4113 or Sheree Olson of ShopKo Public Affairs, 414-496-4186/

     (SKO PMOR SVU)